Exhibit 99.1

Jeff Hansen

Investor Relations

Marriott Vacations Worldwide

407.206.6149

jeff.hansen@mvwc.com

Ed Kinney / Jacqueline V. Ader-Grob

Corporate Communications

Marriott Vacations Worldwide

407.206.6278 / 407.513.6950

ed.kinney@mvwc.com

jacqueline.ader-grob@mvwc.com

Marriott Vacations Worldwide Completes Securitization of Vacation Ownership Loans

ORLANDO, Fla. – August 9, 2013 – Marriott Vacations Worldwide Corporation (NYSE: VAC) announced today the completion of a securitization of a pool of approximately $263 million of vacation ownership loans, $237 million of which were purchased on August 8, 2013 by the MVW Owner Trust 2013-1 (the “Trust”) and up to $26 million of which will be purchased by the Trust within the next three months, and the issuance by the Trust of approximately $250 million of notes (the “Notes”). The Notes were offered in a private placement within the United States to qualified institutional buyers pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended.

Two classes of Notes were issued by the Trust: approximately $224 million of Class A Notes and approximately $26 million of Class B Notes. The Class A Notes have an interest rate of 2.15 percent and the Class B Notes have an interest rate of 2.74 percent, for an overall weighted average interest rate of 2.21 percent.

Of the approximately $250 million in proceeds from the transaction, $25 million will be held by the Trust until it purchases the remaining $26 million in vacation ownership loans, approximately $98 million was used to repay all outstanding amounts previously drawn under Marriott Vacations Worldwide’s $250 million warehouse credit facility, approximately $4 million was used to pay transaction expenses and fund required reserves and the remainder will be used for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities law. Unless so registered, the Notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Marriott Vacations Worldwide Corporation

Marriott Vacations Worldwide Corporation is a leading global pure-play vacation ownership company. In late 2011, Marriott Vacations Worldwide was established as an independent, public company focusing primarily on vacation ownership experiences. Since entering the industry in 1984 as part of Marriott International, Inc., the company earned its position as a leader and innovator in vacation ownership products. The company preserves high standards of excellence in serving its customers, investors and associates while maintaining a long-term relationship with Marriott International. Marriott Vacations Worldwide offers a diverse portfolio of quality products, programs and management expertise with more than 60 resorts and more than 420,000 Owners and Members. Its brands include: Marriott Vacation Club, The Ritz-Carlton Destination Club and Grand Residences by Marriott. For more information, please visit www.marriottvacationsworldwide.com.

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